UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2025

CARPENTER TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5828	23-0458500
(State of or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

1735 Market Street
Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

(610) 208-2000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or required to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $5 Par Value	CRS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b.2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 20, 2025, Carpenter Technology Corporation (the “Company”) completed its previously announced offer and sale of $700.0 million aggregate principal amount of 5.625% senior notes due 2034 (the “Notes”).

Indenture

The Notes were issued pursuant to an indenture, dated as of November 20, 2025 (the “Indenture”), among the Company and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), which includes a form of Note.

The Notes will pay interest semiannually on March 1 and September 1, commencing on March 1, 2026, at an annual rate of 5.625%, and will mature on March 1, 2034, unless earlier repurchased or redeemed.

Prior to March 1, 2029, the Company may, at its option, redeem some or all of the Notes at any time, at a price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” premium, plus accrued and unpaid interest, if any. The Company may also redeem, at its option, up to 40% of the Notes at any time prior to March 1, 2029, using the proceeds of certain equity offerings at a redemption price of 105.625% of the principal amount thereof, plus accrued and unpaid interest, if any. On or after March 1, 2029, the Company may, at its option, on any one or more occasions, redeem all or a part of the Notes at specified redemption premiums set forth in the Indenture, declining to par for any redemptions on or after March 1, 2031.

The Indenture contains covenants that limit the ability of the Company and its subsidiaries to, among other things: (i) incur additional secured indebtedness; (ii) enter into sale-leaseback transactions; and (iii) consolidate, merge or sell all or substantially all of its assets. These covenants are subject to several important limitations and exceptions.

If the Company experiences certain kinds of changes of control (as defined in the Indenture), it must offer to purchase the Notes at 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any.

The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Amendment and Restatement of Second Amended and Restated Credit Agreement

On November 20, 2025, the Company, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer and the other lenders, agents and arrangers party to the Second Amended and Restated Credit Agreement (the “Credit Facility”), entered into an amendment and restatement of the Credit Facility (the “Amendment”). The Amendment (i) increases the revolving commitments under the Credit Facility from $350 million of secured commitments to $500 million of unsecured commitments, (ii) increases the uncommitted accordion feature under the Credit Facility allowing for an increase to the revolving commitments and/or the establishment of new term loans by an aggregate amount not to exceed $650 million, (iii) extends the maturity date of the Credit Facility to the fifth anniversary of the closing of the Amendment, and (iv) modifies certain other terms and covenants of the Credit Facility, including interest rates and financial covenant levels.

The foregoing descriptions of the Indenture and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 4.1 and 10.1, respectively, and are incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 20, 2025, the Company issued a press release announcing the closing of the Notes offering and the entry into the Amendment. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 7.01 and in Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission by the Company, whether before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are being filed or furnished herewith:

Exhibit No.	Description
4.1	Indenture, dated as of November 20, 2025, by and between Carpenter Technology Corporation and U.S. Bank Trust Company, National Association, as trustee.
4.2	Form of 5.625% Senior Notes due 2034 (included in Exhibit 4.1 hereto).
10.1	Third Amended and Restated Credit Agreement, dated as of November 20, 2025, by and among Carpenter Technology Corporation, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer and the other lenders, agents and arrangers party thereto.
99.1	Press release of Carpenter Technology Corporation, dated November 20, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARPENTER TECHNOLOGY CORPORATION

By	/s/ Timothy Lain
Timothy Lain
Senior Vice President and Chief Financial Officer

Date: November 20, 2025